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Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

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 Harbert Discovery Fund Sends Letter to Fellow Enzo Biochem
Shareholders

It is Time to Restore Credibility to Enzo’s Boardroom and End Culture of Value Destruction, Entrenchment and Broken Promises

All Three Leading Independent Proxy Advisory Firms – ISS, Glass Lewis and Egan Jones – Have Recommended that Shareholders Support HDF’s Case for Change at Enzo by Voting on the Blue Proxy Card

HDF Warns Company Not to Take Any Actions that Would Disenfranchise Shareholders and Prevent a Free and Fair Vote on Scheduled Annual Meeting Date

Urges Enzo Shareholders to Vote FOR HDF’s Highly-Qualified Independent Nominees Fabian Blank and Peter Clemens on the BLUE Proxy Card Today

Birmingham, AL, January 27, 2020 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owners of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), today sent a letter to shareholders in connection with its efforts to elect two highly-qualified, fresh voices – Fabian Blank and Peter Clemens – to the Company’s Board of Directors (the “Board”) at its 2019 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on January 31, 2020.

The full text of the letter follows and is available at https://cureenzo.com/:

January 27, 2020

Dear Fellow Shareholders,

With the Enzo Annual Meeting quickly approaching, you have a very important choice to make. Will you allow the Company to continue on its current path, which has been defined by broken promises, value destruction and disregard for the views of its shareholders? Or will you vote to elect two experienced fresh voices to join the five-person Board, so that your best interests will be effectively represented and Enzo can be put on the path to value creation?

As you think through this decision, we urge you to consider the following points:

Enzo’s Drastic Underperformance is Undeniable

Enzo has indisputably destroyed value for its shareholders. As proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”), stated in its report, “The Company has underperformed every benchmark over every period.” It does not get simpler than that, as the below table of the Company’s total shareholder return (TSR) illustrates:

Enzo’s story is one of promises without progress. In this campaign the Company has simply recycled the same excuses and reassurances it has used for years without giving investors any reason to trust that things will be different this time around.

Enzo’s narrative is that success and value creation is always “just around the corner.” Unfortunately, this story has become a broken record. In its 2015 presentation – issued in the context of a proxy fight with another investor – Enzo said that it was “positioned…to thrive.” The Company’s presentation issued earlier this month claimed that “Enzo is well-positioned to succeed…” Shareholders could be forgiven for thinking that Enzo’s strategy is more about tired repetition than successful execution.

Institutional Shareholder Services Inc. (“ISS”), had this to say about Enzo’s lack of strategic direction and chronic underperformance1:

•	“[Harbert] has made a compelling case that board change is warranted, as evidenced by operational deterioration, prolonged absolute and relative TSR underperformance, and substandard corporate governance.”

•	“[T]here are no clear signs of recovery in share price or operating performance to provide shareholders with confidence that the turnaround strategy is taking root or that the market has been receptive to its chances of success.”

Glass Lewis noted the following:

•	“Disconcertingly, investors hoping to see a bold response steeped in critical measures of operational progress have instead been greeted by what we consider to be a fairly loosely structured narrative functionally ripped from Enzo's last battle, including rehashed promises of pending value generation.”

•	Glass Lewis cites “entirely legitimate concerns around strategy and shareholder value, as well as the board's failure to produce arguments that meaningfully update its own dated case from late 2015.”

Clearly, change is needed. Otherwise the broken record of unfulfilled promises will continue to repeat at Enzo.

Enzo’s current board has a credibility problem

In the context of this proxy campaign, the tactics Enzo’s Board has resorted to in order to obfuscate, confuse, and distract shareholders are concerning, as well as disappointing. As Glass Lewis notes, the evidence, suggests “there may be some foundational and atypical disconnect between the Company and investors.”

_________________

1 Permission to quote third parties was neither sought nor obtained. Emphasis added.

First, Enzo has only addressed corporate governance issues when forced to do so. Nearly every single governance “improvement” the Company cites occurred after public pressure from Harbert and other investors in the context of proxy campaigns. This includes the appointment of Rebecca Fischer to the Board on December 31, 2019 months after HDF launched its campaign and Barry Weiner stepping down as CFO so that he would not continue serving in that role while also being on the Board – a move Glass Lewis described as nothing more than “another low risk, high optical upside modification intended to cultivate a more favorable impression of Enzo's governance.”

Additionally, a close study of Enzo’s filings reveals that the Company has only mentioned Board refreshment when under public pressure from shareholders. Enzo’s “proactive engagement process” with shareholders and the institution of a “diversity policy,” as well as a proposed bylaw change to a majority voting standard, were first mentioned in December 2019, well after Harbert had gone public with its concerns.

These facts demonstrate that the current Board does not take proactive, positive actions with regard to corporate governance unless it faces public criticism from large shareholders. That is at the root of the problem within this Company’s boardroom.

ISS notes the following on this subject:

•	“ENZ also missed the opportunity to enhance its governance structure in the immediate aftermath of the 2015 proxy contest, instead waiting until recently to appoint the first woman to its board, strengthen the lead independent director role, and propose a majority voting standard for uncontested director elections.”

•	“Although the board states that it has integrated shareholder feedback into its governance improvements, such feedback did not translate into changes until recently.”

Second, Enzo has repeatedly attempted to distract investors by attacking Harbert and our independent nominees. The Company seemingly misses the point that this campaign is not about Harbert. It is about the need for fresh, independent voices with exceptional track records of value creation in the healthcare industry on the Board. Our nominees are completely independent of Harbert and we believe they would be strong advocates for the best interests of all Enzo shareholders.

In its investor presentation, Enzo notes roughly six times that a company on whose board our nominee Fabian Blank sits is based in what they persistently describe as “Georgia (former Soviet Republic).” Rebuking Enzo for this odd tactic, Glass Lewis notes, “In contrast, the board's criticism of Mr. Blank -- which highlights GHG's microcap status despite the fact that it is worth nearly twice as much as Enzo and seemingly pleads for guilt by association by repeatedly referencing a thirty-years out-of-date association between Georgia and the former Soviet Union -- is, in our view, entirely unconvincing.”

We believe this type of behavior is simply not the approach of a professional, objective board that prioritizes what is best for investors over what is best towards maintaining the status quo.

Third, Enzo troublingly mischaracterizes ISS’s report in the Company’s January 17, 2020 press release. Enzo states, “ISS highlights the dissident’s puzzling unwillingness to engage in constructive discussions with the Board, recognizes the significant refresh of Enzo’s Board over the last four years and highlights the meaningful improvements in a number of corporate governance areas…”

In reality, ISS’s analysis says nothing of the sort. These points only appear in the section of the ISS report that summarizes Enzo’s position – which is standard in every ISS report. It is deeply troubling that Enzo would so blatantly mislead investors about ISS’s position.

Fourth, the incumbent Board is clearly divorced from reality. The ISS report highlighted perplexing comments from Enzo nominee Dr. Bruce Hanna regarding CEO Elazar Rabbani, further calling into question the Board’s independence and judgement:

•	“When asked by ISS how he was recruited to the board in 2016, director Hanna replied that he has been familiar with ENZ for almost 40 years, having served as a consultant to ENZ in the late 1980's, and that he has been a longtime associate of CEO Rabbani.”

•	“Further, when discussing Rabbani's performance as CEO, Hanna offered significant praise, going so far as to liken Rabbani to Steve Jobs (despite the TSR and operational underperformance discussed above).”

•	“These factors raise doubts for shareholders about whether Hanna is sufficiently capable of challenging management.”

These quotes, in our view, are representative of a broader problem in the Enzo boardroom – namely, the idolization of management and a complete misunderstanding of the importance of director independence.

HDF’s Nominees Would Bring Valuable, Fresh Perspectives to Boardroom

The addition of our two independent nominees, Fabian Blank and Peter Clemens, will provide the relevant skillsets and expertise required to help realize Enzo’s value potential. Both Fabian’s and Pete’s voices in the boardroom are necessary to ensure change is truly enacted. We believe this is the first step to unlocking value for Enzo’s shareholders.

The addition of only one of these nominees would create a situation where that director could easily be ignored and sidelined by the rest of the Board, and would limit that individual’s ability to stimulate fair debate. It is critical that that situation be avoided by electing both of our independent nominees.

Both Glass Lewis and ISS have positive things to say about our nominees. Glass Lewis states:

•	“Speaking first to Fabian Blank, we identify a reasonable health care services background, including what appears to be a breadth of advisory roles spanning varying industry segments and geographies.”

•	“Peter Clemens, in turn, has a background which includes c-suite roles at several healthcare services firms, including Surgical Care Affiliates and Caremark Rx, Inc….The presence of this senior executive experience at a range of larger and more complex enterprises in the healthcare sector supports Mr. Clemens' prospective ability to add value to a range of key strategic and financial discussions and overrides, in our view, nominal concerns that Mr. Clemens has not previously served on the board of a publicly-traded firm.”

 ISS notes the following:

•	“Dissident nominee Blank seems qualified to contribute industry expertise and a fresh perspective which would be additive to the board and appears to be sufficient to prompt the board to address performance and oversight concerns…He currently serves on the board of Georgia Healthcare Group plc (LSE:GHG), a similarly sized healthcare company to ENZ based in the Republic of Georgia, experience which would be additive to the board given that only one other ENZ director has public board experience.”

•	“[D]issident nominee Clemens' qualifications could also be additive to the board in light of his experience as a CFO at two public healthcare companies (where he likely would have had to work directly with each company's board on a regular basis).”

***

Finally, we strongly urge the incumbent Board to refrain from taking any steps in the run-up to the Annual Meeting that would disenfranchise shareholders and / or prevent a free and fair election of directors at the Annual Meeting scheduled for January 31, 2020. Any last-minute attempts to do so would not be in the long-term interests of the Company and its investors. Further, we will not hesitate to hold individual Board members individually responsible for any such actions.

Now is the time to vote your shares. Vote on the BLUE proxy card FOR the election of Fabian Blank and Peter Clemens today.

Please visit our website at www.cureenzo.com to learn more.

Sincerely,

Harbert Discovery Fund, LP

Harbert Discovery Co-Investment Fund I, LP

Kenan Lucas, Managing Director and Portfolio Manager of Harbert Discovery Fund GP, LLC and Harbert Discovery Co-Investment Fund I GP, LLC

Important Information about Participants in a Proxy Solicitation:

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery

GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, their nominees for election to the board of directors of the Company and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720).

Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $7.0 billion in regulatory assets under management as of December 31, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Contacts

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com